Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and Chief Financial Officer
203-265-8625
www.amphenol.com

AMPHENOL CORPORATION ANNOUNCES

PRICING OF €500 MILLION SENIOR NOTES

Wallingford, Connecticut. April 28, 2020. Amphenol Corporation (NYSE: APH) (“Amphenol”) announced today the pricing of an offering of €500 million senior notes due 2026 (the “Notes”) to be issued by its wholly owned subsidiary, Amphenol Technologies Holding GmbH. The Notes will be guaranteed on a senior unsecured basis by Amphenol. The Notes will have an interest rate of 0.750% per annum. The closing of the offering is expected to occur on May 4, 2020, subject to the satisfaction of customary closing conditions.

Amphenol intends to use the net proceeds of this offering to repay amounts outstanding under its revolving credit facility.

The Notes (and related guarantee) are being offered to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act of 1933 (the “Securities Act”). The Notes (and related guarantee) have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction and may not be offered or sold absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable securities laws of any state or other jurisdiction. The Notes are expected to be listed on the Official List of Euronext Dublin and trade on the Global Exchange Market thereof.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor will there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the applicable securities laws of any such jurisdiction.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

About Amphenol

Amphenol is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws. While Amphenol believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to

Part I, Item 1A of Amphenol’s Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of Amphenol’s Form 10-Q for the quarterly period ended March 31, 2020 for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, Amphenol is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.